As filed with the Securities and Exchange Commission on June 23, 2005
                                                         Reg. No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    -----------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                           Euroweb International Corp.
             (Exact name of registrant as specified in its charter)

          Delaware                                          13-3696015
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         identification No.)

                       Vaci ut 141, 1138 Budapest, Hungary
               (Address of principal executive offices) (Zip Code)
                ------------------------------------------------

              2004 INCENTIVE STOCK PLAN AND NON-PLAN STOCK OPTIONS
                              (Full title of plan)
                        --------------------------------

                       Csaba Toro, Chief Executive Officer
                                   Vaci ut 141
                             1138 Budapest, Hungary
                     (Name and address of agent for service)

                                  +36-1-8897000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
                                              Proposed maximum     Proposed maximum
Title of securities     Amount to be          offering price       Aggregate offering    Amount of
to be registered        Registered            per share*           Price                 Registration fee
----------------------- --------------------- -------------------- --------------------- -----------------
Common Stock            1,300,000               $3.21              $4,173,000.00          $491.16
($.0001 par value)
----------------------- --------------------- -------------------- --------------------- -----------------

* Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the high and low selling prices per share of Common Stock of Euroweb International Corp. on June 22, 2005.

Prospectus

                           EUROWEB INTERNATIONAL CORP.

                        1,300,000 SHARES OF COMMON STOCK

                            ISSUABLE PURSUANT TO THE

                          2004 INCENTIVE STOCK PLAN AND

                             NON-PLAN STOCK OPTIONS

         This prospectus relates to the sale of up to 1,300,000 shares of common stock of Euroweb International Corp. offered by certain holders of our securities acquired upon the exercise of options issued to such persons pursuant to 2004 Incentive Stock Plan and other Non-Plan Stock Options. Of such shares, we are registering (i) 665,000 shares of common stock that are issuable upon exercise of options that have been issued pursuant to our 2004 Incentive Stock Plan, (ii) 476,032 shares of common stock to be issued in connection with our 2004 Incentive Stock Plan, (iii) 58,968 shares of common stock issued in connection with our 2004 Incentive Stock Plan and (iv) 100,000 shares of common stock that are issuable upon exercise of non-plan stock options. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." Unless the stock options are exercised on a cash basis, we will not receive any of the proceeds from the sale of the shares by the selling stockholders. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

         Our common stock trades on the Nasdaq SmallCap Market under the symbol "EWEB." On June 22, 2005, the closing sale price of the common stock was $3.21 per share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is June 23, 2005.

                                TABLE OF CONTENTS

                                                                                                 Page
Prospectus Summary                                                                               4
Risk Factors                                                                                     5
Selling Stockholders                                                                             10
Plan of Distribution                                                                             12
Interests of Named Experts and Counsel                                                           13
Incorporation of Certain Documents by Reference                                                  13
Disclosure of Commission Position on Indemnification For Securities Act Liabilities              13
Available Information

                               Prospectus Summary
General Overview

Summary

         We own and operate Internet service providers in Hungary and Romania through our subsidiaries, Euroweb Hungary Rt. ("Euroweb Hungary") and Euroweb Romania S.A. ("Euroweb Romania"). On December 16, 2004, we sold our subsidiary in the Czech Republic (Euroweb Czech Republic spol. s.r.o. - "Euroweb Czech") for cash of $500,000. As a part of the transaction, we also effectively forgave loans receivable from the sold subsidiary of $400,000. On April 15, 2005, we sold Euroweb Slovakia a.s. ("Euroweb Slovakia") for cash of $2,700,000.

         We operate in one industry segment, providing Internet access, voice, and additional value added services to business customers. For the year ended December 31, 2004, we generated revenues of $36,615,725 and incurred a net loss of $734,454. For the three months ended March 31, 2005, we generated revenues of $10,933,512 and incurred a net loss of $225,419.

         Our principal offices are located at 1138 Budapest, Vaci ut 141. Hungary. Our telephone number is +36-1-8897000. We are a Delaware corporation.

The Offering


Shares of common stock outstanding prior to this offering...........5,342,533

Shares offered in this prospectus...................................1,300,000

Total shares outstanding after this offering .......................6,642,533

Use of proceeds................. We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus; provided, however, we may receive funds upon exercise of stock options that will be utilized for working capital.

Risk Factors

Risk Related to our Business and Industry

We have incurred net losses for the prior periods and we will again incur net losses if we are unable to generate sufficient revenue and control costs.

We incurred net losses of $734,454 for the year ended December 31, 2004 and $1,791,027 for the year ended December 31, 2003 (restated to reflect the acquisition of the remaining 51% of Euroweb Hungary as a transaction between the entities under common control, and recorded in a manner similar to a pooling-of-interest). For the three months ended March 31, 2005, we generated revenues of $10,933,512 and incurred a net loss of $225,419. We may not achieve profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. Our future performance is dependent upon the successful development and marketing of our services and products, about which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations.

We could incur material additional expenses, which could reduce our gross margins or increase operating losses, if the Internet service industry becomes subject to additional regulations.

The Internet service industry is not currently subject to direct regulation other than regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications, Internet and media industries could have an effect on our business, which may be materially adverse to our interests. Additionally, legislative proposals from international, federal, state and foreign governmental bodies in the areas of content regulation, intellectual property, privacy rights and tax issues, could impose additional regulations and obligations upon all online service and content providers, which may be materially adverse to our interests. We cannot predict the likelihood that any such legislation be introduced, nor the financial impact, if any, of the resulting regulation.

Moreover, the applicability to persons engaged in Internet commerce of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. Recent events relating to the use of online services for certain activities has increased public focus and could lead to increased pressure on foreign and national legislatures to impose regulations on online service providers. The law relating to the liability of entities conducting business over the Internet for information carried on, or disseminated through, their systems is currently unsettled and has been the subject of several recent private lawsuits. In the event that a similar action be initiated against us, costs incurred as a result of such actions could have a material adverse effect on the business of our company.

Our future success is dependent, in part, on the performance and continued service of our Chief Executive Officer and our ability to attract additional qualified personnel. If we are unable to do so our results from operations may be negatively impacted.

Our success will be dependent on the personal efforts of Csaba Toro, Chief Executive Officer. The loss of the services of Mr. Toro could have a material adverse effect on our business and prospects. As a result of this dependency, we entered into a two year employment agreement on June 2, 2005 with Mr. Toro. We do not have and do not intend to obtain "key-man" insurance on the life of any of our officers. The success of our company is largely dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to hire or retain additional qualified management. The inability to attract and retain qualified management and other personnel will have a material adverse effect on our company as our key personnel are critical to our overall management as well as the development of our technology, our culture and our strategic direction.

Increased competition in the Internet service industry may make it difficult for our company to attract and retain customers and to maintain current pricing levels.

The market for Internet-based products and services is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition to persist, intensify and increase in the future. Such competition could materially adversely affect our business, operating results or financial condition.

As a result of the acquisition of the remaining interest of Euroweb Hungary and 100% of Elender in 2004, we face the following direct competition on the Hungarian Internet market:

      o     Axelero (incumbent Matav's subsidiary);
      o     Pantel Rt.;
      o     Enternet;
      o     GTS Hungary; and
      o     Interware.

Romania's Internet market is in the initial phase of development. At present, other then Euroweb Romania, there are several other data transmission companies providing internet services, which also cover the entire territory of Romania:

      o     RDS;
      o     GTS Romania;
      o     Equant;
      o     Connex; and
      o     Romtelecom.

We may face intense competition from other companies directly involved in the same business and also from many other companies offering products, which can be used in lieu of those offered by our company. Competition can take many forms, including convenience in obtaining products, service, marketing and distribution channels. We may not be able to compete successfully against current or future competitors, which may materially adversely affect our business, operating results or financial condition.

Risks Related to our Common Stock

The substantial number of shares that are or will be eligible for sale, including the 3,003,244 shares of common stock being registered pursuant to our prospectus included in the Form SB-2 Registration Statement and the 1,300,000 shares of common stock included in this prospectus would represent approximately 65% of our total outstanding shares, which could cause our common stock price to decline even if we are successful in operations.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We have registered 3,003,244 shares of common stock pursuant to our prospectus included in the Form SB-2 Registration Statement and 1,300,000 shares of common stock pursuant to this prospectus, which represent approximately 65% of our total outstanding.

We have anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Selling Stockholders

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders upon exercise of stock options, if any. We will not receive any proceeds from the resale of the common stock by the selling stockholders; provided, however, we may receive funds if the stock options are exercised on a cash basis, which such funds, if any, will be utilized for working capital.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                     Shares Beneficially Owned                                  Shares Beneficially Owned
                                -----------------------------------                    -------------------------------------------
                                       Prior to the Offering                                        After the Offering
                                                                             Total
                                                                       ----------------
      Name                                Number            Percent       Shares Offered        Number                Percent
--------------------                  ------------         --------    -----------------    ----------            ----------------
Csaba Toro(1)(2)                         31,250(3)                *        125,000(3)                 0                          *
Mosche Schnapp(1)(2)                    31,217(15)                *        58,968(15)                 0                          *
Yossi Attia(2)                                0(4)                *        100,000(4)                 0                          *
Ilan Kenig(2)                                 0(5)                *        100,000(5)                 0                          *
Stewart Reich(2)                         50,000(6)                *        100,000(6)                 0                          *
Gabor Ormosy(2)                               0(7)                *        100,000(7)                 0                          *
Gregg Betz                               25,000(8)                *         75,000(8)                 0                          *
Sean Bourgeois                           15,000(9)                *         45,000(9)                 0                          *
Stan Laurentiu                          13,000(10)                *        39,000(10)                 0                          *
Peter Szigeti(1)                        10,000(11)                *        30,000(11)                 0                          *
Kriszta Hollo                            7,000(12)                *        21,000(12)                 0                          *
Lukasz Dec                               5,000(13)                *        15,000(13)                 0                          *
Richard Kollar                           5,000(14)                *        15,000(14)                 0                          *


         * Less than one percent.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. Shares owned prior to the offering include the shares issuable upon exercise of the options set forth in the "Total Shares Offered" column. The above percentages are based on 5,342,533 shares of common stock outstanding prior to the offering and 6,642,533 shares of common stock outstanding after the offering.

         Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns. The address of each of the above selling shareholders is c/o Euroweb International Corp., Vaci ut 141, 1138 Budapest, Hungary.

(1) An officer of the Company.

(2) A director of the Company.

(3) Mr. Toro was granted a stock option to purchase 125,000 shares of common stock which vest at the rate of 31,250 per year over a period of four years. As of June 14, 2005, 31,250 shares have vested. The options are exercisable at $4.78 per share.

(4) Mr. Attia was granted a stock option to purchase 100,000 shares of common stock which vest at the rate of 25,000 per year over a period of four years. As of June 14, 2005, no shares have vested. The options are exercisable at $3.40 per share.

(5) Mr. Kenig was granted a stock option to purchase 100,000 shares of common stock which vest at the rate of 25,000 per year over a period of four years. As of June 14, 2005, no shares have vested. The options are exercisable at $3.40 per share.

(6) Mr. Reich was granted a stock option to purchase 100,000 shares of common stock which vest at the rate of 25,000 per year over a period of four years. As of June 14, 2005, 50,000 shares have vested. The options are exercisable at $4.21 per share.

(7) Mr.Ormosy was granted a stock option to purchase 100,000 shares of common stock which vest at the rate of 25,000 per year over a period of four years. As of June 14, 2005, no shares have vested. The options are exercisable at $4.05 per share.

(8) Represents 75,000 shares of common stock issuable upon exercise of stock options at an exercise price of $4.78 per share of which one-third of such option has vested.

(9) Represents 45,000 shares of common stock issuable upon exercise of stock options at an exercise price of $4.78 per share of which one-third of such option has vested.

(10) Represents 39,000 shares of common stock issuable upon exercise of stock options at an exercise price of $4.78 per share of which one-third of such option has vested.

(11) Represents 30,000 shares of common stock issuable upon exercise of stock options at an exercise price of $4.78 per share of which one-third of such option has vested.

(12) Represents 21,000 shares of common stock issuable upon exercise of stock options at an exercise price of $4.78 per share of which one-third of such option has vested.

(13) Represents 15,000 shares of common stock issuable upon exercise of stock options at an exercise price of $4.78 per share of which one-third of such option has vested.

(14) Represents 15,000 shares of common stock issuable upon exercise of stock options at an exercise price of $4.78 per share of which one-third of such option has vested.

(15) As compensation for services to our company, Mr. Schnapp was granted 58,968 shares of common stock which vest at the rate of 6,937 per month.

                              Plan of Distribution

         Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the The Nasdaq SmallCap, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the The Nasdaq SmallCap, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                      Information Incorporated by Reference

         The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

      o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on February 2, 2005, which is hereby incorporated by reference.

      o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on February 3, 2005, which is hereby incorporated by reference.

      o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on March 24, 2005, which is hereby incorporated by reference.

      o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on March 31, 2005, which is hereby incorporated by reference.

      o Reference is made to the Registrant's current reports on Form 8-K, as filed with the SEC on April 20, 2005, which are hereby incorporated by reference.

      o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on May 16, 2005, which is hereby incorporated by reference.

         We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Csaba Toro, CEO, Euroweb International Corp., Vaci ut 141, 1138 Budapest, Hungary.

    Disclosure Of Commission Position On Indemnification For Securities Act
                                  Liabilities

         Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, a director or officer of our company shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the right of our company and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     Additional Information Available to You

         This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq SmallCap.

         No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.


                            ------------------------


                        1,300,000 SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 ---------------

                                  June 23, 2005

         PART I

Item 1.  Plan Information.

         The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2004 Incentive Stock Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information, the 2004 Incentive Stock Plan.

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2004 Incentive Stock Plan are available without charge by contacting:

Csaba Toro, CEO
Euroweb International Corp.
Vaci ut 141
1138 Budapest, Hungary

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

      o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on March 31, 2005, which is hereby incorporated by reference.

      o Reference is made to the Registrant's current reports on Form 8-K, as filed with the SEC on April 20, 2005, which are hereby incorporated by reference.

      o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on May 16, 2005, which is hereby incorporated by reference.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         None.


Item 8.  Exhibits.

     EXHIBIT
     NUMBER   EXHIBIT
     ------   -------

      4.1    2004 Incentive Stock Plan

      4.2    Stock Option issued to Stewart Reich

      5.1    Opinion of Sichenzia Ross Friedman Ference LLP

      23.1   Consent of KPMG Hungaria Kft.

      23.3   Consent of Sichenzia Ross Friedman Ference LLP is contained in
             Exhibit 5.1.

Item 9.  Undertakings.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Budapest, Hungary on June 23, 2005.


                                         EUROWEB INTERNATIONAL CORP.

                                         /s/ Csaba Toro
                                         ---------------------------------------
                                         Csaba Toro
                                         CEO and Director

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated, on June 23, 2005.

                                       /s/ Moshe Schnapp
                                       -----------------------------------------
                                       Moshe Schnapp
                                       President and Director

                                       /s/ Peter Szigeti
                                       -----------------------------------------
                                       Peter Szigeti
                                       Chief Accounting Officer (Principal
                                       Accounting and Financial Officer)


                                       /s/ Stewart Reich
                                       -----------------------------------------
                                       Stewart Reich
                                       Chairman


                                       /s/ Gabor Ormosy
                                       -----------------------------------------
                                       Gabor Ormosy
                                       Director


                                       /s/ Yossi Attia
                                       -----------------------------------------
                                       Yossi Attia
                                       Director


                                       /s/ Ilan Kenig
                                       -----------------------------------------
                                       Ilan Kenig
                                       Director